                    SEPARATION AGREEMENT AND GENERAL RELEASE

         AGREEMENT, made this 3rd day of March, 2004 (this "Agreement"), by and among ROBERT N. WISE ("Executive"), HOME DIRECTOR, INC., a Delaware corporation (the "Company"), HOME DIRECTOR TECHNOLOGIES, INC., a Delaware corporation ("HDT") and DIGITAL INTERIORS, INC., a California corporation ("DI").

         A. Executive is currently a director of HDT, DI and the Company and employed as the President and Chief Operating Officer of HDT, DI and the Company pursuant to an Employment Agreement dated January 17, 2002 by and between HDT and Executive, as modified by Section 5(m) of the Placement Agency Agreement by and between the Company, Spencer Trask Ventures, Inc., Donald B. Witmer and Executive (the "Employment Agreement").

         B. Executive desires to resign from his positions as director, President and Chief Operating Officer of HDT, DI and the Company, and HDT, DI and the Company are willing to accept such resignations and terminate their respective relationships with Executive, all on the terms set forth herein. Such resignations are effective as of the date hereof (the "Termination Date").

         C. The Company desires to retain Executive as an independent consultant and Executive is willing to provide the Company with certain consulting services on the terms and subject to the conditions set forth herein.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Resignation; Termination of Employment; Retention and Return of Personal Property. Executive's employment with HDT and the Company are hereby terminated, and Executive hereby resigns as a director, the President and the Chief Operating Officer of HDT, DI and the Company. Executive shall promptly return to the Company all property of the Company in his possession, but he shall be entitled to retain for his own use and as his property the IBM ThinkPad computer provided to him by the Company, excluding proprietary or confidential information of the Company stored thereon, which he shall immediately cancel, erase or destroy. Notwithstanding the foregoing, Executive shall be entitled to the continued possession and use of the Lincoln Navigator automobile currently provided to Executive by the Company, and the Company shall continue to pay the lease rentals therefor for the remainder of the lease term and shall pay the residual amount due under the lease at the end of such term, for the benefit of Executive, to enable Executive to acquire ownership of the vehicle pursuant to the lease.

         2. Consulting During Transition Period. Notwithstanding the resignations, terminations and releases contemplated hereby, during the period commencing on the Termination Date and ending 30 days thereafter (such period, the "Transition Period"), Executive shall serve as an independent consultant to the Company on a part-time basis to provide sales and advisory services to the Company in connection with the proposed contracts, agreements, transactions and projects described in Annex A to this Agreement (each a "Transaction" and, collectively, the "Transactions"). During the Transition Period, Executive shall and expend his best efforts, energies and skills to the Transactions and the Company's interest therein.

         3. Compensation Matters. The parties agree that:

         (a) Executive shall be entitled to receive from the Company, and the Company shall pay or provide to Executive: (i) all compensation and reimbursement accrued under the Employment Agreement as of the Termination Date, payable in accordance with the Company's customary payroll practices, (ii) an additional cash payment of $10,000 on the last day of the Transition Period (minus applicable tax withholdings and other appropriate payroll deductions),
(iii) an additional cash payment of $50,000 concurrently with the execution of this Agreement, as consideration for cancellation of the unexpired term of the Employment Agreement, (iv) the Transaction Commissions (as defined in Section 3(b) and payable as provided therein), (v) the vehicle lease and residual payments provided for in Section 1, and (vi) all benefits that Executive would be entitled to receive under the Company's employee benefit plans pursuant to
Section 3.6 of the Employment Agreement (including coverage under the Company's health plan for himself and his family) during the period commencing on the Termination Date and ending on December 31, 2004, to the same extent as if he continued to be employed by the Company on a full-time basis through December 31, 2004. Executive acknowledges and agrees that from and after the Termination Date he has and shall have no claim or entitlement to compensation or benefits from the Company, under the Employment Agreement or otherwise, except as provided in this Section 3, and that the Company's, HDT's and DI's obligations to employ Executive under the Employment Agreement are terminated as of the Termination Date. Notwithstanding the foregoing, and for the avoidance of doubt,
(i) Executive shall be fully vested as of the date hereof with respect to options to purchase a total of 120,000 shares of the Company's common stock granted to him as of January 16, 2003 under the Company's Amended and Restated Stock Option Plan, and such options shall remain exercisable in accordance with their terms until March 3, 2005, (ii) all of Executive's options to purchase the Company's common stock other than those described in clause (i) are terminated and expire as of the date hereof, and (iii) Executive's rights under outstanding warrants to purchase shares of the Company's common stock shall remain in full force in accordance with their terms and shall be unaffected by anything contained in this Agreement.

         (b) For purposes of this Agreement, "Transaction Commissions" means, with respect to each Transaction, an amount equal to: (A) 2% of the Company's net collected revenue (if any) derived from such Transaction during the period commencing on the date that the Company begins to sell products or provide services in connection with such Transaction and ending 12 months thereafter (the "First Measurement Period") and (B) 1% of the Company's net collected revenue (if any) derived from such Transaction during the period commencing on the day after the end of the First Measurement Period and ending 12 months thereafter; provided, however, that "Transaction Commissions" shall not include, and Executive shall not be entitled to receive, any portion of the Company's revenue derived from any Transaction after December 31, 2006; and provided, further, that the amounts otherwise payable in respect of Transaction Commissions shall be reduced by the sum of $15,000 which shall be deducted from the first amounts, if any, otherwise payable in respect of Transaction Commissions. For the avoidance of doubt, the term "net collected revenue" means non-refundable amounts received by the Company, excluding amounts payable to subcontractors. Transaction Commissions, if any are due, shall be payable quarterly, within 15 days after the end of each calendar quarter, commencing with the calendar quarter ending June 30, 2004.

         (c) The Company's obligations to pay compensation and provide benefits to Executive under clauses (ii) through (v) of Section 3(a) shall be subject to Executive's continuing compliance with the provisions of this Agreement. In the event Executive fails to provide consulting services as contemplated by Section 2, the Company shall have no obligation to provide the payments contemplated by clauses (ii) and (iv) of Section 3(a) but shall nevertheless be obligated to provide the payments and benefits contemplated by the remaining provisions of
Section 3(a). The obligations to make payments and provide benefits pursuant to such remaining provisions shall immediately cease and terminate in the event of any violation by Executive of the provisions of Sections 7 or 8 hereof or
Section 5, 6 or 7 of the Employment Agreement.

         4. Release by Executive.

         (a) Executive for himself and for his heirs, executors, administrators and assigns (all of the foregoing collectively, the "Releasors"), hereby forever releases and discharges the Company, HDT, DI, and any of its or their parent companies, whether direct or indirect, subsidiaries, divisions, affiliates or related business entities, successors and assigns and any of its or their past or present shareholders, directors, officers, members, managers, attorneys, agents, trustees, administrators, employees or assigns (whether acting as agents for the Company, HDT or DI or in their individual capacities) (hereinafter referred to collectively as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof; provided, however, that this Section 4 does not release or waive any claims that may arise as a result of a breach of this Agreement by the Company, HDT or DI.

         (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees, to the fullest extent permitted by law, from any and all claims, whether known or unknown, which Releasors ever had, now have and may have against Releasees, including but not limited to any claims, whether or not asserted, arising out of Executive's employment with Releasees and/or the termination of such employment, including but not limited to: (i) any claim under the Civil Rights Act of 1964, as amended; (ii) any other claim of discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iii) any claim arising out of the terms and conditions of Executive's employment with the Company, HDT or DI, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (iv) any claim of discrimination or breach of fiduciary duly under the Employee Retirement Income Security Act of 1974, as amended (except claims for accrued vested benefits under any employee benefit plan of the Company accordance with the terms of such plan and applicable law); (v) any claim for attorney's fees, costs, disbursements and/or the like; and (vi) any claim arising under the Age Discrimination in Employment Act.

         It is the intention of the Company, HDT, DI and Executive that this
Section 4 shall be effective as a full and final accord and satisfaction and release by Executive of each and every matter referred to herein. Executive acknowledges that he is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         Executive hereby waives and relinquishes any right and benefit which he has under Section 1542 to the full extent that he may lawfully waive such rights and benefits pertaining to the subject matter hereof.

         5. Release by Company. The Company, HDT and DI hereby forever release and discharge Executive from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Company, HDT and DI ever had, now has or may have against Executive by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof; provided, however, that this Section 5 does not release or waive any claims that may arise as a result of (i) Executive's embezzlement, theft or willful misappropriation of, or the commission of any fraud related to, the funds or assets of the Company, HDT or DI, (ii) a breach of this Agreement or (iii) a breach by Executive of any of his obligations under Section 6 or 7 of the Employment Agreement; and provided, further, that this Section 5 shall be void and of no effect in the event that
(x) Executive exercises his rights under Section 11 hereof to revoke or rescind the release in Section 4 hereof, (y) Executive challenges the effectiveness or enforceability of the release in Section 4 hereof or (z) Executive breaches any provision of this Agreement.

         6. Confidentiality of Agreement. The financial terms and conditions of this Agreement are and shall be deemed confidential and shall not be disclosed by Executive to any other person or entity, except to accountants, tax advisors or immediate family members, provided they agree to maintain the confidentiality of this Agreement.

         7. Covenants Not to Sue.

         (a) Executive covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), except if otherwise required by law, against Releasees with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed, except the foregoing shall not prohibit an action for any claims which are not released under Section 4 hereof. Executive represents that he has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is presently pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private), against or involving Releasees.

         (b) The Company covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on its own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), except if otherwise required by law, against Executive with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed, except the foregoing shall not prohibit an action for any claims which are not released under Section 5 hereof. The Company represents that it has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on its own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is presently pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private), against or involving Executive.

         8. Nondisparagement.

         (a) Executive agrees not to publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, HDT, DI and/or their present and former respective members, managers, partners, director, shareholders, officers, employees, agents, attorneys, successors and assigns. "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

         (b) The Company agrees not to publish or communicate to any person or entity any Disparaging (as defined above) remarks, comments or statements concerning Executive. In response to a request from any future employer regarding Executive's service with the Company, the Company shall provide only information as to the dates of his employment and a statement that such employment was terminated by mutual agreement.

         9. Arbitration. Section 11 of the Employment Agreement is incorporated in this Agreement as if set forth herein at length. All references to the "Agreement" therein shall be references to this Agreement, and the reference to "Section 9" therein shall be a reference to Section 10 of this Agreement.

         10. Equitable Remedies. In view of the irreparable harm and damage which would be incurred by the Company, HDT and/or DI in the event of any violation by Executive of any of the provisions of Sections 7 or 8 hereof or
Section 5, 6 or 7 of the Employment Agreement, Executive hereby consents and agrees that in any such event, the Company, HDT and/or DI, in addition to any other rights that it may have, and without prejudice to any other remedies which may be available hereunder or otherwise, at law or in equity, shall be entitled to an injunction or similar equitable relief to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation, without the necessity of proving damage, or posting any bond or other security.

         11. Acknowledgment by Executive. Executive acknowledges that: (i) he has carefully read this Agreement in its entirety; (ii) he has had an opportunity to consider fully the terms of this Agreement; (iii) he has been advised to consult with an attorney of his choosing in connection with this Agreement; (iv) he fully understands the significance of all the terms and conditions of this Agreement; (v) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (vi) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; (vii) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein; (viii) he has had at least 21 days to review and consider this Agreement or has waived the opportunity for such time to review; and (ix) HE

UNDERSTANDS THAT HE MAY REVOKE THE RELEASE SET FORTH IN SECTION 4 HEREOF WITHIN SEVEN (7) DAYS OF SIGNING, by delivering a written notice thereof to Michael Liddle at the offices of the Company.

         12. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that upon a finding by a court of competent jurisdiction that any release or covenant provided for in Sections 4 through 9 hereof or Section 5, 6 or 7 of the Employment Agreement is illegal, void, or unenforceable, Executive or the Company, HDT and DI, as the case may be, shall execute a release, waiver and/or covenant to the same effect but limited to the extent necessary so that the same shall be legal and enforceable. Any material breach of this Agreement shall entitle the Company to seek appropriate relief (including but not limited to repayment of the amounts paid under this Agreement) in a court of competent jurisdiction.

         13. Blue Pencil. It is the intention of the parties hereto that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the geographic scope covered thereby, such court shall reduce the duration or the geographic scope of such provision (or the parties shall agree in writing to reduce the duration or the geographic scope of such provision), and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         14. Entire Agreement. Except with respect to Section 5 (Non-Interference; Noncompetition), 6 (Property Rights) and Section 7 (Confidentiality) of the Employment Agreement, which sections shall remain in full force and effect after the Termination Date, this Agreement represents the complete understanding between the parties and supersedes any and all agreements, understandings and discussions, whether written or oral, between the parties. For the avoidance of doubt, the Termination Date shall be the last day of the term of the Employment Agreement for purposes of Section 6 of the Employment Agreement. To the extent this Agreement may conflict with the Employment Agreement, this Agreement shall control, and for the purposes of clarification, Executive shall be entitled to no compensation other than as provided in this Agreement. No other promises or agreements shall be binding unless in writing and signed by the parties hereto after the execution of this Agreement.

         15. Governing Law. This Agreement shall be governed by the laws of the State of California applicable to contracts made and to be wholly performed in that State.

         16. Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns. All Releasees are intended to be third party beneficiaries hereunder.

         17. Counterparts. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same agreement. This Agreement shall be binding on the parties hereto notwithstanding that the parties are not all signatories to the same counterpart so long as each party shall have executed and delivered a counterpart of this Agreement. The transmission of a signed counterpart of this Agreement by telecopier shall constitute sufficient delivery hereof.

         [Remainder of Page Intentionally Blank, Signature Page Follows]

                  WHEREFORE, the parties hereto have caused this Separation Agreement and General Release to be signed as of the date first written above.




                               Robert N. Wise



                               HOME DIRECTOR, INC.



                               By:
                                   -----------------------------------------
                                   Michael Liddle
                                   Chief Executive Officer


                               HOME DIRECTOR TECHNOLOGIES,  INC.



                               By:
                                   -----------------------------------------
                                   Michael Liddle
                                   Chief Executive Officer


                               DIGITAL INTERIORS, INC.



                               By:
                                   -----------------------------------------
                                   Michael Liddle
                                   Chief Executive Officer

                                     ANNEX A

                                  TRANSACTIONS

ALL WORK DONE IN CONNECTION WITH ANY OF THE FOLLOWING PROJECTS OR FOR ANY OF THE FOLLOWING BUILDERS OR ENTITIES THEY CONTROL:

LAND TEJAS COMMUNITIES

DIABLO GRANDE COMMUNITY (PATTERSON CAL.)

BRIGHT HOMES

JONATHAN HOMES

RAFI DEVELOPMENT GROUP